Exhibit 23.1

Deloitte & Touche LLP
111 S. Wacker Drive
Chicago, IL 60606
USA
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www.deloitte.com
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 26, 2007 (October 16, 2007 as to the effects of the stock split described in Note 1, and to the last four paragraphs of Note 11), relating to the financial statements of Nanosphere, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs related to the restatement discussed in Note 12, and that Nanosphere, Inc. is in the development stage) appearing in Nanosphere, Inc.’s Registration Statement No. 333-145356 on Form S-l, as amended.
Chicago, Illinois
January 29, 2008

Member of
Deloitte Touche Tohmatsu